Exhibit 10.11

FORM OF

NOTICE OF AWARD CERTIFICATE

PRESIDIO, INC.

STOCK OPTION AWARD

(IPO GRANT)

This certifies that the Participant:                                                  [                ]

has been granted the nonqualified stock options described in this Notice of Award Certificate to purchase Shares in accordance with the vesting schedule indicated below (subject to the Participant’s continued employment through each applicable vesting date set forth below, and subject to the further terms of the Award Certificate attached to this Notice of Award Certificate and the Presidio, Inc. 2017 Long-Term Incentive Plan):

Total Number of Shares subject to Option:	[ ]

Exercise Price per Share subject to Option:	$[ ]

Grant Date of Option:	[ ], 2017

Vesting Schedule
Percentage of Total Shares Subject to Option	Vesting Date
25%	[__], 2018
25%	[__], 2019
25%	[__], 2020
25%	[__], 2021

Please read and acknowledge the terms and conditions of this Award through the E*TRADE portal.

PRESIDIO, INC.

By:
Name:
Title:

PRESIDIO, INC.

2017 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD CERTIFICATE

THIS NONQUALIFIED STOCK OPTION AWARD CERTIFICATE (this “Award Certificate”), is entered into effective as of the Grant Date set forth on the Notice to which this Award Certificate is attached (the “Notice”), by and between Presidio, Inc., a Delaware corporation (the “Company”), and the individual identified on the Notice (the “Participant”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Presidio, Inc. 2017 Long-Term Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan to provide additional incentive to certain employees, officers, consultants, and directors of the Company and its Subsidiaries; and

WHEREAS, the Committee responsible for administration of the Plan has determined to grant an option to the Participant as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Option; Exercise Price of the Option.

(a) The Company hereby grants to the Participant the right and option (the “Option”) to purchase all or any part of the number of whole Shares set forth on the Notice, subject to, and in accordance with, the terms and conditions set forth in this Award Certificate and the Plan (including, without limitation, Sections 3(c) and 9 of the Plan).

(b) The price at which the Participant shall be entitled to purchase Shares upon the exercise of the Option, to the extent vested and exercisable, shall be the exercise price per Share set forth on the Notice.

(c) The Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(d) This Award Certificate shall be construed in accordance and consistent with, and subject to, the Plan (which is incorporated herein by reference). The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

2. Vesting of the Option.

(a) Subject to the terms and conditions of this Award Certificate and the Plan, the Option shall become vested and exercisable in accordance with the vesting schedule set forth on the Notice. Any fractional shares that would otherwise become vested on a relevant vesting date hereunder shall accrue and vest on the final vesting date set forth on the Notice (subject to the terms and conditions of this Award Certificate and the Plan).

(b) If, prior to a Change in Control or following the second anniversary of the date of the Change in Control, the Participant experiences a Qualifying Termination (as defined below), then the Option shall become vested with respect to the number of Shares subject to the Option that otherwise would have become vested under this Award Certificate on the next two vesting dates set forth on the Notice.

(c) If, the Participant is party to an Individual Agreement that defines the term “Retirement” and the Participant experiences a Termination of Employment due to his or her Retirement (as defined in the Participant’s Individual Agreement) at any time, then the Option shall become vested such that the total number of Shares subject to the Option that are vested is equal to the excess, if any, of (i) the product of (A) total number of Shares subject to the Option set forth in the Notice, multiplied by (B) a fraction, the numerator of which is the number of days between the Grant Date and the date of the Participant’s Retirement and the denominator of which is the number of days between the Grant Date and the fourth anniversary of the Grant Date, over (ii) the number of Shares with respect to which the Option was previously exercised prior to the date of the Participant’s Retirement.

(d) For purposes of this Award Certificate, the term “Qualifying Termination” means the Participant’s Termination of Employment (i) by the Company (or its applicable Subsidiary) without Cause, (ii) due to the Participant’s death or Disability, or (iii) if the Participant’s Individual Agreement defines “Good Reason,” then by the Participant with Good Reason (as defined in the Participant’s Individual Agreement).

3. Exercisability.

(a) The Option granted hereunder shall expire 10 years following the Grant Date (the “Option Term”) unless earlier terminated in accordance with the terms of this Award Certificate.

(b) Except as otherwise provided in Sections 2 and 4, any unvested portion of the Option shall be cancelled for no consideration at the time of the Participant’s Termination of Employment for any reason.

(c) Upon the Participant’s Termination of Employment by the Company with Cause, the Option shall immediately terminate, whether or not the Option is then vested and exercisable.

(d) To the extent that any portion of the Option was vested and exercisable at the time of the Participant’s Termination of Employment (including any portion of the Option that vests as a result of such Termination of Employment in accordance with the terms of this Award Certificate), such vested portion of the Option shall remain exercisable for the following post-termination periods:

(i) Upon a Termination of Employment due to the Participant’s death or Disability, the earlier of (A) one year following such Termination of Employment and (B) the expiration of the Option Term.

(ii) Upon a Termination of Employment due to the Participant’s Retirement, the earlier of (A) three years following such Termination of Employment and (B) the expiration of the Option Term.

(iii) Upon the Participant’s Termination of Employment for any reason other than by the Company with Cause or due to the Participant’s death, Disability, or Retirement, the earlier of (A) 90 days following such Termination of Employment and (B) the expiration of the Option Term.

4. Change in Control.

(a) If, in connection with a Change in Control, a Replacement Award (as defined below) is not provided to the Participant, then the Option shall vest in full immediately as of immediately prior to such Change in Control.

(b) If, in connection with a Change in Control, a Replacement Award is provided to the Participant but the Participant experiences a Qualifying Termination on or following the date of the Change in Control and prior to the second anniversary of the date of the Change in Control, then such Replacement Award shall vest in full (and if such Replacement Award is an Option, shall remain exercisable in accordance with Section 3).

(c) For purposes of this Award Certificate, the term “Replacement Award” means an award issued to a Participant that (i) is of the same type as the Award the Participant held immediately prior to the Change in Control that is being replaced; (ii) relates to securities of the Company or the entity surviving, directly or indirectly, the Company following a Change in Control that are publicly traded and listed on a stock exchange in the United States of America; (iii) is equal in value to the value of the Option that is being replaced as of the date of the Change in Control, as determined in the sole discretion of the Committee; and (iv) contains terms and conditions that are not less favorable to the Participant than the terms and conditions of the Option that is being replaced (including vesting provisions and the provisions that would apply in the event of a subsequent change in control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the Option that is being replaced if the requirements of the previous sentence are satisfied. The determination of whether an award satisfies the requirements for being a Replacement Award shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

5. Manner of Exercise and Payment.

(a) Subject to the terms and conditions of this Award Certificate and the Plan, the Option may be exercised through the procedures set forth on the E*TRADE portal or in any other manner determined by the Committee in its sole discretion, all of which shall be in accordance with the procedures, set forth in Section 5(i) of the Plan.

(b) The Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Option until the Option shall have been exercised pursuant to the terms of this Award Certificate and the Participant shall have paid the full exercise price for the number of Shares in respect of which the Option was exercised and made arrangements acceptable to the Company for the payment of all applicable withholding taxes.

6. Non-Transferability of Option. The Option is non-transferable except to the extent provided in Section 5(k) of the Plan.

7. No Right to Continued Employment. Nothing in this Award Certificate or the Plan shall be interpreted or construed to confer upon the Participant any right with respect to continuance of employment by the Company, nor shall this Award Certificate or the Plan interfere in any way with the right of the Company to terminate the Participant’s employment at any time.

8. Withholding of Taxes. If the Participant is entitled to receive Shares upon exercise of the Option, the Participant shall make arrangements acceptable to the Company for the payment of the withholding taxes prior to the issuance of such Shares, in accordance with Sections 5 and 13(d) of the Plan.

9. Modification of Agreement; Severability. This Award Certificate may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. Notwithstanding the vesting provisions contained in the Plan on the Grant Date, the Participant hereby acknowledges that the vesting of the Option shall be in accordance with the provisions of Sections 2 and 4 herein. Should any provision of this Award Certificate be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Award Certificate shall not be affected by such holding and shall continue in full force in accordance with their terms.

10. Miscellaneous.

(a) This Award Certificate shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. Neither this Award Certificate nor any of the rights, interests, or obligations hereunder shall be assigned by the Participant without the prior written consent of the Company.

(b) The provisions of Section 13 of the Plan, to the extent applicable, are hereby incorporated by reference and made a part hereto.